________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 24, 2020

The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware	001-38842	83-0940635
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

500 South Buena Vista Street
Burbank, California 91521
(Address of Principal Executive Offices and Zip Code)

(818) 560-1000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DIS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

________________________________________________________________________

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 24, 2020, The Walt Disney Company (the “Company”) appointed Robert A. Iger, previously the Company’s Chief Executive Officer, as the Executive Chairman of the Company and appointed Robert Chapek, previously the Chairman, Disney Parks, Experiences and Products, as the Chief Executive Officer of the Company. Mr. Iger will report exclusively to the Board and remain Chairman of the Board. Mr. Chapek will report to the Board and to Mr. Iger as the Executive Chairman.
In connection with his appointment as Executive Chairman, the Company and Mr. Iger entered into an amendment to Mr. Iger’s employment agreement with the Company (the “Amendment”) to reflect Mr. Iger’s continuing full-time employment in the position of Executive Chairman rather than as the Chief Executive Officer and to confirm that in such position he will continue to direct the Company’s content creation. The remaining terms and conditions of his employment agreement will continue unchanged.
In connection with his appointment as Chief Executive Officer, the Company has entered in a new employment agreement with Mr. Chapek, age 60, superseding his prior agreement with respect to his position with Disney Parks, Experiences and Products (the “Employment Agreement”). The Employment Agreement has a stated term commencing February 24, 2020 and ending on February 28, 2023. The Employment Agreement provides for Mr. Chapek to be elected as a member of the Board at a time to be determined by the Board and to be nominated for re-election to the Board during his tenure as Chief Executive Officer.
The Employment Agreement provides that, starting February 24, 2020, Mr. Chapek’s annual rate of base salary increased to $2,500,000. The Employment Agreement provides that Mr. Chapek is also eligible for an annual, performance-based bonus under the Company’s applicable annual incentive plan (currently, the Company’s Management Incentive Bonus Program) and that the Compensation Committee will set a target bonus each year of not less than 300% of the annual base salary for Mr. Chapek in effect at the end of the preceding fiscal year. The actual amount payable to Mr. Chapek as an annual bonus will be dependent upon the achievement of performance objectives, which will be substantially the same as the objectives established under the plan for other executive officers of the Company. Depending on performance, the actual amount payable as an annual bonus to Mr. Chapek may be less than, greater than or equal to the stated target bonus (and could be zero).
The Employment Agreement also provides that Mr. Chapek is entitled to participate in the Company’s equity-based long-term incentive plans and programs generally made available to executive officers of the Company. For each fiscal year during the term of the Agreement, Mr. Chapek will be granted a long-term incentive award having a target value of not less than $15 million. Additionally, promptly following execution of the Employment Agreement, Mr. Chapek will receive additional equity-based long-term incentive awards in respect of his services for the current fiscal year to reflect his service as Chief Executive Officer for the remainder of the fiscal year. These awards will be subject to substantially the same terms and conditions (including vesting and performance conditions) as will be established for other executive officers of the Company in accordance with the Board’s policies for the grant of equity-based awards, as in effect at the time of the award, and do not guarantee Mr. Chapek any minimum amount of compensation. The actual amounts payable to Mr. Chapek in respect of such opportunities will be determined based on the extent to which any performance conditions and/or service conditions applicable to such awards are satisfied and on the value of the Company’s stock. Accordingly, Mr. Chapek may receive compensation in respect of any such award that is greater or less than the stated target value, depending on whether, and to what extent, the applicable performance and other conditions are satisfied, and on the value of the Company’s stock.
Mr. Chapek’s employment may be terminated by the Company for “cause,” which is defined to include gross negligence, gross misconduct, willful nonfeasance or a willful material breach of the Agreement.
Mr. Chapek has the right to terminate his employment for “good reason,” which is defined as (i) a reduction in any of his base salary, annual target bonus opportunity or annual target long-term incentive award opportunity; (ii) removal from the position of Chief Executive Officer; (iii) a material reduction in his duties and responsibilities; (iv) the assignment to his of duties that are materially inconsistent with his position as Chief Executive Officer or duties or that materially impair his ability to function as Chief Executive Officers or any other position in which he is then serving; (vi) relocation of his principal office to a location that is more than 50 miles outside of the greater Los Angeles area; or (vii) a material breach of any material provision of the Agreement by the Company. Following a change in control of the Company, as defined in the Company’s stock plans, good reason also includes any event that is a triggering event as defined in the plans. A triggering event is defined to include a termination of employment by the Company other than for “cause” or a termination of employment by the participant following a reduction in position, pay or other “constructive termination.”
In the event that Mr. Chapek’s employment is terminated by the Company without “cause” or by Mr. Chapek for “good reason,” he will be entitled to termination benefits, which include the following: (i) a lump sum payment of the base salary that would have been payable over the remaining term of the Agreement, (ii) a pro-rated bonus for the year of termination (any prior-year bonus not yet paid at time of termination is also paid), and (iii) the outstanding unvested stock options and outstanding unvested restricted stock unit awards that could vest in accordance with their scheduled vesting provisions if Mr. Chapek’s employment had continued through the remaining term of the Agreement will be eligible to vest at the same time and subject to the same performance conditions as though he continued in the Company’s employ, and all stock options, whether vested on the date of termination or vesting thereafter as described above, shall vest and remain exercisable to the same extent as if his employment had continued through the term of the Agreement.
To qualify for the above described cash severance benefit, pro-rated bonus (and prior-year bonus, if not already paid), opportunity to vest in unvested equity awards available under each Agreement and extended exercisability of stock options following an involuntary termination by the Company without cause, or a termination by Mr. Chapek for good reason, he must execute a release in favor of the Company and agree to provide the Company with certain consulting services for a period of six months after his termination (or, if less, for the remaining term of the Agreement). Additionally, during the period of these consulting services, Mr. Chapek must also agree not to provide any services to entities that compete with any of the Company’s business segments.
Under the Employment Agreement, Mr. Chapek is entitled to participate in employee benefits and perquisites generally made available to executive officers of the Company. The Employment Agreement acknowledges that the standard officer indemnification agreement previously entered into between the Company and Mr. Chapek will continue in effect.
Mr. Chapek’s son, Brian Chapek (“Mr. B. Chapek”), is employed at will at Marvel Studios as Director, Production & Development. Mr. B. Chapek has been an employee of a subsidiary of the Company since 2013. For fiscal 2019, his total compensation was approximately $211,000, which includes his base salary, an annual bonus award, an equity grant and bonuses based on the performance of films on which he worked. Mr. B. Chapek also participates in benefits generally available to employees with a similar job grade level. His total compensation is similar to the total compensation provided to other employees of the same level with similar responsibilities.
The foregoing descriptions are qualified by reference to the terms of the Amendment and Employment Agreement, which are filed herewith as Exhibits 10.1, and 10.2, respectively, and are incorporated herein by reference. A copy of the press release issued by the Company on January 25, 2020, is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amendment to Amended and Restated Employment Agreement Dated as of October 6, 2011 and as previously amended, between the Company and Robert A. Iger dated February 24, 2020
10.2	Employment Agreement dated as of February 24, 2020 between the Company and Robert Chapek
99.1	Press Release dated February 25, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Jolene E. Negre
Jolene E. Negre
Associate General Counsel and Assistant Secretary
Dated: February 25, 2020